U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported):  September 30, 2010

STAR BUFFET, INC.
(Exact name of registrant as specified in its charter)

0-6054
(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	84-1430786 (IRS Employer Identification No.)

1312 N. Scottsdale Road
Scottsdale, Arizona  85257
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (480) 425-0397

Former name or former address, if changed since last report:  Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 30, 2010, Star Buffet, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the Nasdaq Listing Rules for Continued Listing as a result of its failure to file its report on Form 10-Q for the period ended August 9, 2010.  According to Nasdaq regulations the Company has 60 calendar days from September 30, 2010 to submit a plan to regain compliance. Filing the Company’s report on Form 10-Q for the quarter ending August 9, 2010 is a primary component of the plan.

As of August 9, 2010, the end of the second quarter of the current fiscal year, the Company was not in compliance with two financial covenants under its credit facility with Wells Fargo Bank, N.A. (the “Bank”).  Consequently, the Bank had the right to terminate the credit facility and accelerate the due date of the outstanding obligations. On October 6, the Company obtained the necessary waivers for compliance.

As of August 9, 2010, the Company owed $2,475,000 on its revolving line of credit with the Bank and an additional $4,000,000 under a term loan.  The Company believes that prior to obtaining the waivers, the total amount of these obligations would be required to be reflected as current liabilities on the Company’s financial statements under generally accepted accounting principles.  Now that the waivers have been obtained, the financial statements will not be required to be presented in this fashion.  The Company elected to delay its filing on Form 10-Q for the quarter ended August 9, 2010 until such waivers were obtained.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Buffet, Inc.

Date: October 6, 2010	By:	/s/ Robert E. Wheaton
Robert E. Wheaton, Chief Executive Officer, President and Chairman